Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

May 24, 2018

The Bank of N.T. Butterfield & Son Limited,
          65 Front Street,
                    Hamilton, HM 12 Bermuda.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of $75,000,000 aggregate principal amount of 5.25% Fixed to Floating Rate Subordinated Notes due 2028 (the “Securities”) of The Bank of N.T. Butterfield & Son Limited, a company incorporated under the laws of Bermuda (the “Company”), issued in global form pursuant to the Subordinated Debt Securities Indenture, dated as of May 24, 2018 (as heretofore amended and supplemented, the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture, dated as of May 24, 2018 (the “First Supplemental Indenture”, and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee, we, as your United States counsel, have examined such corporate records, certificates and other documents, and such questions of United States federal and New York state law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, the Securities constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.  In rendering the foregoing opinion, we have assumed, without independent verification, that (i) the Company has been duly organized and is an existing company under the laws of Bermuda and (ii) the Securities and the Indenture have been duly authorized, executed and delivered in accordance with the laws of Bermuda. We note that with respect to all matters of Bermuda law relevant to the validity and legality of the Securities, you are receiving the opinion, dated the date hereof, of Conyers Dill & Pearman Limited.

The Bank of N.T. Butterfield & Son Limited	-2-

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement on Form F-3 (File No. 333-224329) (the “Registration Statement”) or any related prospectus or other offering material regarding the Company or the Securities or their offering and sale.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed, without independent verification, that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Securities conform to the specimens examined by us, that the Trustee’s certificates of authentication of the Securities have been manually signed by one of the Trustee’s authorized officers, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 6-K to be incorporated by reference in the Registration Statement and the reference to us under the heading “Validity of the Notes” in the Prospectus Supplement, dated May 21, 2018.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP